Exhibit 99.1

Silvergate Capital Corporation
Q3 2022 Earnings Conference Call
Tuesday, October 18, 2022 at 11:00 a.m. Eastern

CORPORATE PARTICIPANTS
Hunter Stenback - Investor Relations
Alan Lane - President and Chief Executive Officer
Tony Martino - Chief Financial Officer
Ben Reynolds - Chief Strategy Officer

PRESENTATION

Operator

Hello, and welcome to today's Silvergate Capital Corporation Third Quarter 2022 Earnings Conference Call.

I'm now going to hand over to Hunter Stenback to begin. Hunter, please go ahead.

Hunter Stenback

Thank you, Operator, and good morning, everyone. We appreciate your participation in the Silvergate Capital Corporation Third Quarter 2022 Earnings call. With me here today are Alan Lane, our Chief Executive Officer; Tony Martino, our Chief Financial Officer; and Ben Reynolds, our Chief Strategy Officer.

As a reminder, a telephonic replay of this call will be available through 11:59 p.m. Eastern Time on November 1, 2022. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck to complement today's discussion is available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management's future expectations, beliefs, estimates, plans and prospects. Such statements are subject to a variety of risks, uncertainties and other factors, including the COVID-19 pandemic that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Now, I would like to turn the call over to Alan.

Alan Lane

Thank you, Hunter, and good morning, everyone.

Silvergate reported strong third quarter results even as the broader digital asset ecosystem continued to experience challenges. Against this backdrop, Silvergate delivered record net income available to common shareholders of $40.6 million, an increase of 13% compared to the second quarter, driven by our diverse revenue streams and progress on our strategic initiatives.

Before I dive into our results, I want to provide some color on the broader digital asset ecosystem.

In the third quarter, bitcoin hit its lowest price and market cap of the year. We have not seen these levels since the fourth quarter of 2020. At that point in time, Silvergate had fewer than 1,000 digital asset customers, $2.6 billion of digital asset deposits and only $59 billion of SEN volumes. By contrast, this quarter we have more than 1,600 customers, average deposits of $12 billion and SEN volumes of $113 billion, which is a testament to the strength of our platform over the last two years and the dedication of our team.

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As we've done in the past, we worked with Coin Metrics again this quarter to better understand how activity on the SEN correlated with the broader digital asset industry. According to their data, in the third quarter, both bitcoin and Ethereum dollar trading volumes increased compared to the second quarter. The SEN saw lower daily trading volumes this quarter, with transfer volume of $113 billion, a decrease of 41% on a sequential basis. Volumes were mainly impacted by trends in the broader industry, specifically within stablecoins, as volumes from stablecoin issuers, such as USDC, saw a sizable drop in market cap during the quarter. It's important to note that the correlation between the SEN and the industry won't always be linear. Given the different use cases of the SEN, we remain confident in the power of the platform and the opportunities for expansion within the network.

Now, moving to our key metrics. Average deposits from digital asset customers declined to $12 billion in the third quarter compared to $13.8 billion last quarter. Importantly, we saw the range of deposits during the quarter narrow to a high of $14 billion and a low of $11.1 billion signaling lower volatility in our deposit base. The number of digital asset customers continued to increase, reaching 1,677 in the third quarter, an increase of over 350 customers since the same quarter last year. We added over 90 clients on a sequential basis as we continue our focus on adding high-quality clients that bring the most value to our platform. Our pipeline of potential new digital asset customers remains robust with over 300 prospects.

Turning to SEN Leverage, our Bitcoin collateralized lending product, we saw continued strong demand for the product, with total approved commitments growing 9% to $1.5 billion compared to $1.4 billion at the end of the second quarter. In addition, we experienced a range of outstanding SEN Leverage balances during the quarter between $268 million and $322 million, with an average outstanding balance of $308 million. All of our SEN Leverage loans continued to perform as expected, with no losses or forced liquidations. As a reminder, by design, these loans are overcollateralized and our customers have the ability to draw, pay down or pledge additional bitcoin as collateral to comply with the terms of their loan agreement 24 hours a day, seven days a week.

Finally, I would like to provide an update on the progress we are making towards our strategic initiatives. We continue to balance our culture of innovation with our prudent risk-based approach to launching new products and are actively engaged with regulators and policymakers in anticipation of launching a regulatory compliant tokenized dollar on the blockchain. Unfortunately, we no longer expect that to happen this year. That said, we remain committed to bringing blockchain-based payments to our customers in a regulatory compliant manner and will continue to provide additional updates on this initiative and the other exciting opportunities being explored by Silvergate in the coming quarters.

While we are taking a balanced approach, as you can see on Slide 4, the opportunity ahead remains massive. We believe Silvergate is one of the best positioned in the industry to both power the current $1 trillion digital asset market and disrupt the $67 trillion global commerce market with a blockchain-based payment solution. As the digital asset ecosystem continues to grow and evolve, we will continue to take a customer first approach to product innovation.

In line with this approach, I am pleased to share that in the fourth quarter, we will introduce updates to our customer support model to provide our customers with support 24 hours a day, 7 days a week. We already offer real-time payments with 24/7 availability through SEN and Euro SEN and we have maximized payment windows to give our customers increased opportunities to execute their banking activities when it's convenient for them. Enhancing our existing customer support model will be incredibly meaningful for our customers who work in digital assets, which is an industry that operates without time constraints or geographic barriers.
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Finally, earlier this year, we announced the launch of the Euro SEN, which enables customers to transfer euros in near real-time 24 hours a day, 7 days a week. This quarter, we gained momentum on this platform with the rise in ECB rates and in turn customers held more euro deposits. This technology is just one example of our ability to provide products that meet our customers' needs. I am proud of the progress we made this quarter against our strategy and look forward to what's to come as we close out 2022.

I will now turn it over to Tony to review our financial results in more detail before we take your questions. Tony?

Tony Martino

Thank you, Alan and good morning everyone.

Starting on Slide 5 with our key financial results. Against the challenging backdrop in the overall digital asset industry, Silvergate reported another quarter of record net income available to common shareholders, reaching $40.6 million or $1.28 per diluted common share compared to $35.9 million or $1.13 per diluted share in the second quarter and up from $23.5 million or $0.88 per diluted share in the third quarter of 2021. Revenue of $89.3 million was up 12% compared to the second quarter and up 73% compared to the same quarter a year ago, driven by higher net interest income, which I will discuss in more detail later on. We maintained strong capital ratios during the quarter with our Tier 1 leverage ratio at 10.71%, an increase of 7% compared to last quarter and 23% from the third quarter of 2021.

Next, on Slide 6, average digital asset customer deposits were $12 billion in the quarter, down 13% compared to last quarter. As Alan mentioned, we saw lower volatility in our deposit base as the range of deposits during the quarter narrowed within a high of $14 billion to a low of $11.1 billion. Our weighted average cost of deposits for the quarter increased slightly to 16 basis points compared to essentially zero last quarter as we utilized short-term brokered certificates of deposit as part of our liability management strategy. The annualized cost of digital asset deposits remained at zero, reflecting our digital asset deposit gathering strategy.

Turning to Slide 7, net interest income was $80.9 million in the third quarter, an increase of $10.3 million compared to the second quarter and $43.2 million compared to the third quarter of 2021, as we continue to benefit from our asset sensitive position within a rising interest rate environment. Net interest margin was 2.31% for the third quarter compared to 1.96% in the second quarter and 1.26% in the third quarter of last year. The increase in NIM from the prior quarter was partially mitigated by the impact of derivatives as we increase our focus on managing down rate interest rate sensitivity. Our securities portfolio totaled $11.4 billion, with a yield of 2.21% for the third quarter, down slightly from a balance of $11.8 billion at the end of the second quarter, with a corresponding yield of 1.66%. Year-over-year, securities increased $4.2 billion. As part of our risk management strategy, we hedged approximately 40% of our interest-earning assets to reduce interest rate risk.

Moving on to the loan portfolio. On a year-over-year basis, total loans were down $235.8 million or 14% as we continue to divest our one-to-four family, multifamily and commercial real estate loan portfolios. During the quarter, we sold $3.6 million of one-to-four family real estate loans and transferred an additional $33.9 million of one-to-four family real estate loans to held-for-sale. As a result, the allowance for loan losses decreased to $3.2 million from $4.4 million in the second quarter. As we discussed last quarter, we are currently operating in a rising rate environment and Silvergate continues to be well positioned for further rate hikes. As of September 30 2022, approximately 63% of our interest-earning
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assets are adjustable rate. To give you a sense of our current interest rate sensitivity, assuming a static balance sheet and a positive 25 basis point interest rate shock, net interest income is estimated to increase approximately $16 million over a 12-month period.

Turning to Slide 8, non-interest income for the third quarter of 2022 was $8.5 million, which decreased $0.8 million compared to the prior quarter and $5.6 million compared to the third quarter of 2021. The decline in non-interest income on a year-over-year basis was primarily due to the gain-on-sale of securities recognized in the prior year.

Slide 9 shows non-interest expense for the quarter of $33.2 million, up $2.6 million from the prior quarter and $10.8 million compared to the same quarter last year. The increase in non-interest expense compared to the second quarter and prior year is primarily due to increases in ongoing investments related to our strategic growth investments. We will continue to make strategic investments during the fourth quarter to support our growth and initiatives. We continue to expect Full Year 2022 operating expenses to be in the range of approximately $130 million to $140 million, excluding any intangible amortization, though we may come in toward the low end of this range. Overall, I am proud of our results this quarter and remain confident in our trajectory through the rest of 2022.

With that, I would like to ask the Operator to open up the line for any questions. Operator?

Operator

Our first question comes from Manan Gosalia of Morgan Stanley. Manan, please go ahead.

Manan Gosalia

Hi, good morning.

Alan Lane

Good morning.

Manan Gosalia

Just on the SEN platform and the volumes there, I know the volumes are down 40% Q-on-Q, I hear you that stablecoin was a big driver of that. The question is, is that a function of the greater stability in bitcoin prices in the past quarter relative to 2Q and do you think that if we see a rebound in volatility in bitcoin and other crypto prices, do you think we should expect a similar rebound in SEN transfer volumes or just wanted to get your view, is it a function of liquidity becoming more scarce, interest rates going up, do you think we’re at a new normal for SEN transfer volumes?

Alan Lane

Yes. I’m going to ask Ben to comment a little bit more in just a minute on some of the broader things that drive SEN volume. But as we’ve shared in the past, the power of the SEN is really best demonstrated when there is a lot of volume and volatility in the price of bitcoin and the other digital assets. We certainly saw that in the second quarter when there was a lot of volatility with some of the leverage unwind in the ecosystem. Then to your point as volumes across the broader ecosystem calmed down a little bit and
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we’ve seen the volatility, for instance, in the price of bitcoin has come way, way down. That just provides less trading opportunities for a lot of our customers who use the SEN.

But we should also point out, and this is where I’ll ask Ben to comment just on the fact that it's really difficult to pinpoint exactly where the volumes come from and to look for correlations with the broader ecosystem, because there are so many different drivers.

Ben, do you want to add any comments to that?

Ben Reynolds

Yes, thanks, Alan, and thanks for the question. That's exactly right. Previously, we had reported using Coin Metrics data, and specifically, we’re using the Trusted Exchange volume data. When you look at that Trusted Exchange volume data, I think there are about 15 exchanges or so that make up that dataset. As you know, we have over 1,600 customers at Silvergate in the digital asset ecosystem. We first introduced that metric back in the middle of a bull market and now we are in a bear market. We saw that lack of correlation in those two numbers this quarter. That said, there were several other reports out there about volumes being flat from one quarter to the next. But I think the initial part of your question exactly nailed it, which is we haven't seen price volatility this quarter and at this level for two years now. That is probably the most significant driver.

But back to the point, there are multiple uses for the SEN, including stablecoins, which were down pretty dramatically this quarter. Overall, not that surprising given the macro backdrop.

Manan Gosalia

Got it. Then maybe as a follow-up, could you talk a little bit about how you are thinking about the balance sheet especially as we go into 2023? You brought on some brokered CDs and FHLB funding during this quarter. Just wanted to get a sense, are you managing to a specific balance sheet size or to a cash level?

The question is why not let some of the shorter dated securities run off to fund some of the deposit clients? Thanks.

Alan Lane

Yes, that's a great question. Yes, I’m sorry, go ahead, Tony. I was just going to kick it to you.

Tony Martino

Thanks, Alan. Sorry to jump in. Thanks for the question, Manan. Yes, the strategy on the balance sheet side hasn't really changed and is not expected to change. The composition of the balance sheet between the end of the third quarter and the end of the second quarter is relatively consistent. As you indicated, we did use some short-term wholesale funding to supplement and maintain a relatively stable level on the asset side. But you would have seen there has been some amortization on the securities portfolio, but by and large, we’re happy with the performance of our investment portfolio. We’ve kept stability on that portfolio during the quarter.

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Manan Gosalia

Great. Thank you.

Operator

Our next question comes from Steven Alexopoulos of JPMorgan. Steven, please go ahead.

Steven Alexopoulos

Hey, good morning, everyone. To start, in terms of delaying the rollout of a stablecoin this year, is this tied to a regulatory hurdle? Is it a technology hurdle? Can you give more color there? Is there an updated timeline?

Alan Lane

Yes, good morning, Steve. I appreciate the question. First and foremost, I’ll say that it's certainly not a technology issue. The technology that we acquired earlier this year was ready to go when we acquired it. It really is, as I said, in some of my prepared remarks, it's working with the regulators and with policymakers and just making sure that we’ve got this right. We still feel very strongly that we’re in the best position of any other bank out there to launch a regulatory compliant, safe and sound tokenized dollar on the blockchain. We’re not in a position at this point to provide an update on the timeline. We’re certainly disappointed that it looks like we are going to miss our goal of launching it this year. But you shouldn't read anything more into that in terms of, we continue to build the operational muscle internally, the regulatory compliance muscle and just working really closely with the regulators to make sure that when we launch something, that we don’t hit any speed bumps along the way.

Steven Alexopoulos

Okay, that’s helpful, Alan. In terms of a follow-up, so if we look at the digital asset deposits at $12 billion average, could you give us a sense how much of that is related to stablecoin volumes at this point? Do you see balances there stabilizing in this $11 billion to $14 billion range or is there still more downside? Thanks.

Alan Lane

Yes, I’ll take the second part of the question and then kick it to Ben for the stablecoin portion. But in terms of do we expect to see stability going forward? The one thing we’ve learned having banked this ecosystem for almost nine years now is that, that's one of the reasons, Steve, that we don't provide guidance, because it's just really difficult to predict the future. What I will say though and I’ve made this comment in the past few months that the drawdown in deposits given the broader cryptocurrency bear market, combined with the macro backdrop, the drop in deposits is not surprising.

In fact, if you go back and look at the last time we experienced the beginning of a bear market, which was in 2018, we saw very similar activity on the deposit side with a drop from the high to a drop of about 12%, 13% going from the peak in the first quarter of 2018 to the second quarter of 2018 and then things stabilized. I’m not predicting that it's going to remain stable now, I’m just pointing out what we experienced the last time we went into a bear market. But importantly, back then we continued to add customers, we were just starting to drive SEN adoption. We’re doing the exact same thing now. As we pointed out, we
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have added over 90 customers in the third quarter of this year and our pipeline remains every bit as strong as it has been all year. What we hope to see is, as you mentioned, stability in the deposits while adding additional customers, so that we continue to prepare for the next turnaround in the market. But let me ask Ben to comment on the stablecoins.

Ben Reynolds

Yes, thanks, Alan. I think in the quarter between Q2 and Q3, we saw the total market value of USDC decline from $55 billion to $47 billion, which is about a decrease of 15%. Silvergate average deposits were down about 13% or so. That's meaningful just from a directional standpoint. Recall that Silvergate is the transactional bank for the regulated stablecoin issuers that are out there so that when new stablecoins are minted or burned, that activity often happens over the SEN network, because it's 24 hours a day, seven days a week in real-time.

Nothing has really changed for us in terms of being the transactional bank for those platforms. We’ve always encouraged our customers to take their excess deposits, if you will, or the deposits that they don't need for issuance and redemption to other banks that do pay interest. We really haven't seen anything change in that realm over the quarter. But we do think that the decrease in overall market cap is just maybe a validation of the broader macro trend and also reflective of what we’re seeing from our customers. But that's how we think about that one.

Steven Alexopoulos

Okay. Thanks for taking my questions.

Operator

Our next question comes from Dave Rochester of Compass Point. Dave, please go ahead.

Dave Rochester

Hey, good morning, guys. Just wanted to ask a quick one on the hedging, can you just talk about what you’ve added this quarter and the terms on that? Some of that forward starting and all? I know you’ve got some info in the Q. But just trying to figure out what's new and then what's the trajectory or the plan on that hedging going forward?

Alan Lane

Yes, I’m going to let Tony take this one. Dave, I appreciate the question. I'll just say upfront that, as you pointed out, with the second quarter Q, there will be additional detail in the third quarter Q when that comes out, so not sure how much more we can say at this point.

But Tony, do you have anything you'd like to add to that?

Tony Martino

Yes. Dave, just in response to your question, the hedging takes two flavors; part of it is hedging for rates down and then part of it is some hedging related to the fair value of some of the fixed rate portfolio. As we
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provided in the earnings deck, the aggregate hedges total about 40% of interest-earning assets. It's made up of a combination of those two flavors and the bulk of those hedges were put on during the second quarter. Our asset sensitivity has remained relatively consistent between the end of the second quarter and the end of the third quarter. As Alan said, we’ll provide more details in the Q. Thanks for the question.

Dave Rochester

Any thoughts on the go forward, are you good for now, are you thinking about layering more in over the next couple of quarters? How are you thinking about that? Where does it stop? When you hit neutral or will you remain asset sensitive at the end of this?

Tony Martino

Yes, I think at the current time we’re observing like everyone else a pretty volatile macro environment. We don’t have an update at this time, but we’re continuing to evaluate and monitor the macro environment and our posture on the balance sheet.

Dave Rochester

Okay. Thank you, guys.

Operator

Our next question comes from Joseph Vafi of Canaccord. Joseph, the line is yours.

Joseph Vafi

Hey, guys. Good morning. Just a couple for me. Maybe we could circle back on the stablecoin initiative just a little bit more. There clearly are other at least decently regulated stablecoins that are out in the market today. I know you’re really focused on something for commerce. If you could maybe provide a little more color here on perhaps some of that regulatory and policy work you’re doing, is it specific to e-commerce related activity with the stablecoin or is it just more full regulatory compliance? Perhaps those two are the same thing, and then maybe I’ll follow-up after that.

Alan Lane

Yes, Joe. Thanks. I really appreciate the question. I’m going to ask Ben to jump in here and talk a little bit about where we are on the stablecoin and then I may come in with some further comments. But Ben, do you want to kick us off here?

Ben Reynolds

Yes. Thanks for the question, Joe. I think that what's become apparent is the current—when you look at the current usage of stablecoins today and the current market cap, let's call it $150 billion in round numbers. When you—and they’re used primarily for digital currency trading use cases for folks that want to take risk off and get value onto exchanges that don't have fiat rails. I think what's become clear to regulators and policymakers is that using the technology for payments is a massive opportunity at a massive scale that really dwarfs the $150 billion that's available today. The nature of these conversations are really around, what does this look like at scale? If there were to be, let's say, a $1 trillion worth of
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value in stablecoins, what type of risk-based approach do you need to have in place? How do you invest those funds? How do you make sure that the end user when they present their token can ultimately receive a dollar back and make sure that you have the appropriate consumer protections in place?

I think that really that's what we’re seeing and that's what we’re feeling from commentary with folks; there has certainly been a lot of regulatory commentary in the general public over the last 60 days. I think it's indicative of the fact that people—this is relatively new technology, a relatively new concept and with just a massive TAM. Because of that, as Alan mentioned in his comments, we want to make sure that we get it right. We do think, we continue to think that we are the best positioned bank of anyone out there to be able to deliver on this opportunity.

But Alan, do you want to add anything?

Alan Lane

No. Why don't we see what follow-up question Joe has at this point? Thanks, Ben.

Joseph Vafi

Yes, thanks. That makes a lot of sense to me. It's $150 billion on stables for crypto trading related activity versus something that honestly looks and feels like M2 money supply if it was used more broadly. That's a big difference obviously.

Then maybe just one quick follow-up here, if we could focus on the customers, the new customers coming on in the quarter, if we could perhaps get a feel for, are these newer customers—are they bringing—what kind of deposit balances are they bringing in and how do we offset that versus perhaps smaller deposits for existing customers and how to feel about new customer contribution to deposits versus what the macro may mean for lower deposits for existing customers? Thanks, guys.

Alan Lane

Yes, Joe, that's another great question. I think Ben has got some good data for you on that one.

Ben Reynolds

Yes, thanks for the question, Joe. Obviously, we look at our customers’ deposit balances by category on a regular basis. I think that when you look at exchanges and institutional investors, we definitely saw outflows in the quarter. We think that those are indicative again of that lower price volatility and continuous low volumes.

As you suggested, we did add over 90 customers in the quarter and close to 300 this year in 2022. From the new customers that have come on platform, we have actually seen about $1 billion in deposits from those customers. Typically that will continue to grow as they finish the onboarding process and get fully integrated within the SEN platform.

We are seeing really good engagement, really good interest from customers that are in the pipeline and that have now onboarded. Of course, that's being offset by the macro conditions in the broader crypto industry. Overall, given the state of things, this feels sort of I guess consistent with what we would expect.

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Joseph Vafi

Great, guys. Thanks for all that color. Much appreciate it.

Operator

Our next question comes from Michael Perito of KBW. Michael, please go ahead.

Michael Perito

Hey, good morning. Thanks for taking my questions. Just a follow-up on the balance sheet strategy from here, understanding it's challenging to predict where deposits go, but maybe a hypothetical. I’m just trying to understand how much of the build in the brokered CDs and borrowings is sustainable versus temporary as you guys see it. If deposits continue to reduce next quarter, does the balance sheet start to shrink or do you guys expect to try to maintain that really small spread in the overall asset size in that scenario or are you guys thinking about it a different way?

Alan Lane

Yes, let me touch on this really quickly and then I’ll see if Tony has any additional thoughts. As we built our securities portfolio through the rapid growth that we experienced, as you may recall we attempted to, while we were buying securities keep the majority of those relatively short in duration with adjustable rates, etc. We continue to benefit from the rising rate environment even though we started to put some hedges in place. As Tony mentioned in his prepared remarks, we continue to benefit—our earnings continue to benefit from a rising interest rate environment albeit at a lower pace. The benefit is slowing down.

Having said that, there is also a little bit of a lag in the benefit that we experience in the rising rate environment just based on the indexes when the various securities reprice. We still have a little bit of a tailwind there in terms of earnings impact, while rates are continuing to rise. Again, we don't provide guidance, Mike, and we’ll take it as it comes, but it certainly so far hasn't seemed to make sense to sell some of the securities that might be closer to par, due to the adjustable rate nature and give up some of the forward earnings potential of those same securities.

With that, Tony, I don't know if I’ve—if there is anything further that you’d like to add to that?

Tony Martino

Yes. No, I think that not much to add on that, Alan, other than to say, Mike, you’ve seen our Tier 1 leverage ratio, which is our key ratio is close to 11% in the quarter, so it's gone up. There is plenty of overarching capacity. As Alan said, there is typically a 60 day to 90 day delay in the re-pricing of the adjustable rate securities. Some of those benefits from interest rate rises, even in September, aren't visible yet in the top line. We’ll continue to benefit from asset sensitivity going forward.

Michael Perito

Got it. Thank you. Then just secondly, appreciate the color on the new customer deposit balances and engagement. Just as we think about how that translates to the digital asset customer fee income, which was about $8 million this quarter, obviously, my understanding is that stablecoin related activity really
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doesn't impact that. Did you guys see this lower lull in activity this quarter, but continue to add new customers? Are you guys optimistic that maybe we can start to see that figure reverse the trend of the last few quarters of contraction?

Alan Lane

Yes. I think, Mike, very broadly, while none of these metrics are necessarily drivers of each other, they are fairly correlated. What I mean by that is, going back to my earlier comments around SEN activity, and the fact that with lower market trading volumes and lower price volatility, that's resulted in obviously lower SEN volumes. It's also then correlated to lower transactions, the on-ramping and off-ramping of dollars with existing customers who are wiring in money or wiring out money, etc., there is just less activity. It's really hard to predict.

The one thing that we have confidence in is that as long as we’re continuing to add customers, who are planning to use the SEN as the market—as the broader crypto market stabilizes, we think the long-term trajectory is still up into the right. If you zoom out and just think about some of the announcements, the institutional announcements that have been made in the last two or three months or so with the BlackRock-Coinbase partnership, Nasdaq announcing crypto custody, Visa, MasterCard, just yesterday the BNY Mellon custody announcement. There is a lot of institutional adoption that is still coming—and none of these things are live yet. They’ve all made announcements about things to come. We could not be more optimistic on the long-term trajectory. But these things take time to play out.

Michael Perito

Great. Thanks.

Operator

Our next question comes from George Sutton of Craig-Hallum. George, please go ahead.

George Sutton

Thank you. I’m curious if you could walk through more of a same customer sizing of deposits, with really the intention to try to understand an average account will obviously react to volatility, but also the higher interest rate options that they have. Is there any way to break those two apart in terms of the impact?

Alan Lane

Yes. Ben, do you want to take that one?

Ben Reynolds

Yes, that's a good question, George. The short answer is unfortunately not. We’ve said and we’ll continue to say, and this comes directly from our customers, that really what they want is they want a robust trading environment with a lot of volume, a lot of volatility, a lot of new assets coming online, and different arbitrage opportunities around the globe. As we talked about in the second quarter, despite all of the platforms that didn't perform that well because of different deleveraging in the system and whatnot, that was actually a really good trading environment for our customers.

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When they’re comparing what they can generate from those trading strategies versus what they can earn on excess deposits, even at this interest rate level that we’re at today, those two things pale in comparison when you look at an annualized return. That said, If there aren't those trading opportunities, then of course, they’re going to take their deposits and earn their 300 basis points or whatever they can earn. But it's really difficult to parse those two different things and ultimately the improved macro environment is ultimately what we think will drive that increased engagement from our customers.

George Sutton
Got you. Relative to the stablecoin project timing, you’re certainly not the only one out there awaiting regulatory and policymaker clarity. Is there a broader regulatory and policymaker clarity that we should be looking for that might need to happen before your project, or is it somewhat independent of that?

Alan Lane

Yes. It's really—obviously, it's virtually impossible for us to comment on what others might be waiting for. From our perspective, the conversations that we’re having with our regulators and our policymakers and the broader policymakers are very consistent with some of the public comments that you’ve seen out there over the last several weeks. Nobody thinks this is going away. Everybody wants to make sure that we’ve got all—that the industry has all the relevant controls in place, all the things that Ben was talking about earlier. This reminds me of, going all the way back to the mid and late '70s with credit cards and EFT commission, as we’ve been working on this project over the last couple of years, I’ve gone back and looked at the history of electronic funds transfer and some of the things that are being brought up by Congress, etc., as the different stablecoin bills are contemplated. The data points are very similar.

I’m confident that we’re going to get through all of the various questions and get to a point to where we can get something in the market. As I commented on in my prepared remarks, you go back and look at what the opportunity is here for global payments, and the opportunity is just absolutely massive. It's also the thing that, over time, will actually separate Silvergate from these micro—crypto market volatility, if you will, once we transition to issuing a stablecoin - that is a tokenized dollar as we’re referring to it - on the blockchain, one that is used for payments around the globe. That will really change the complexion of the relatively modest volumes in the crypto markets.

George Sutton

Perfect. Thanks, guys.

Operator

Our next question comes from David Chiaverini of Wedbush Securities. David, please go ahead.

David Chiaverini

Hi. Thanks for taking the question. Wanted to ask about SEN leverage. Commitments increased to $1.5 billion, but the balances outstanding are only about $300 million. Curious as to what could drive these outstanding balances higher? Is it bullishness of your investors? Just curious on your commentary as to what could get that higher?

Silvergate Capital Corporation
Tuesday, October 18, 2022 11:00 AM Eastern

Alan Lane

Yes. Dave, I appreciate that question. I think there’s a couple of things. One, to your point, when volumes and volatility come back in this ecosystem, I think that will drive borrowings. But also as there is additional stability in the price of bitcoin and as I commented earlier, the volatility in the price of bitcoin has really gone down, that's not to say we’re at the bottom. There could always be another leg down. But some of the customers that are—that we’re working with now, especially in the bitcoin mining area, there’s certainly opportunities for them to draw on their lines as well.

As you may be familiar, the actual bitcoin hash rate was at all-time highs, notwithstanding the fact that the price is relatively flat and down quite a bit off of its highs. That just demonstrates the fact that there is still—that this bitcoin network that has been operating uninterrupted with 100% up-time since early 2013, there is no other computer network in the world that can claim that up-time. Over time, this lending against bitcoin, we believe the opportunity is massive. It is a little bit of a bright spot here in this quarter, that notwithstanding all of the other metrics that we continue to add customers and continue to grow the SEN Leverage commitment level.

David Chiaverini

Thanks for that, very helpful and then a follow-up. Can you comment on the competitive environment? SEN volumes down 40%. Are our clients using an alternative platform to move money or is this purely, overall crypto market headwinds? Just could you comment on the competitive environment?

Alan Lane

Yes. We certainly don't have any direct insight into volumes of other banks. But we do track potential transfers of deposits between Silvergate and other banks and we’re just not seeing it. I think it's really more indicative of all the things that Ben mentioned earlier in terms of just lower market volumes and less trading opportunity in the ecosystem.

David Chiaverini

Thanks very much.

Operator

Our next question comes from Jared Shaw of Wells Fargo. Jared, please go ahead. Jared, your line is open.

Our next question comes from Timur of Wells Fargo. Timur, please go ahead. Timur, your line is open.

Timur Braziler

Can you hear me?

Operator

Yes.

Silvergate Capital Corporation
Tuesday, October 18, 2022 11:00 AM Eastern

Alan Lane

Hi Timur. We can hear you.

Operator

We’ve reconnected with Timur. Please go ahead.

Jared Shaw

Hi. This is actually Jared. Can you hear me?

Alan Lane

Hi, Jared. We can hear you.

Jared Shaw

Hi. Sorry about the problem there. Thanks for taking the question. Just following up on the last, we saw Coinbase had an announcement where they’re working with another platform. Is that going to significantly impact the potential for SEN volumes, or is this just an incremental additional competitive pressure that's sort of been out there overall?

Alan Lane

Yes. I think just to be clear, the announcement wasn't specific to minting and burning, but just an announcement that they had enabled that competing platform, as you mentioned. Quite frankly, we’ve expected this for quite some time. One of the things again, going all the way back to 2013, when we first started looking at banking, this ecosystem, one of the challenges that exchanges and other market participants were having even back then was just, there were relatively few banks banking the ecosystem, and therefore these platforms seek to have redundancy where they can. We certainly don't expect to see any significant impact directly related to that announcement on the volumes across the SEN. As I mentioned, it's something that we’ve expected. Candidly, I was a little surprised that it wasn't in place already just given the fact that we know that a lot of these exchange platforms like to have that redundancy in place.

Jared Shaw

Okay. That's it, gentlemen. Thanks for the follow-up. Just going back to the shift in deposit focus and bringing on the CDs, how big is the percentage of deposits, would you be willing to have brokered CDs go or more broadly interest bearing deposits go? Then have you added any in the third quarter and what the term] rate of those are for those deposits?

Alan Lane

Yes. I’ll just go ahead and take this one, Tony. We don't provide any incremental updates during the quarter, so for that part of that question. Then to the broader question of what percentage of the balance sheet or what percentage of our deposits, certainly we look at various wholesale strategies, if you will as
Silvergate Capital Corporation
Tuesday, October 18, 2022 11:00 AM Eastern

they’re described, whether that be Federal Home Loan Bank borrowings, or brokered CDs or other types of borrowings.

It really just comes back to the comments that I made earlier around balance sheet management and looking at what assets are those borrowings and wholesale funding, what assets are they funding and can we generate a positive spread there, so no specific guidance. We run a very, as you know, a very liquid balance sheet. We certainly have the ability to borrow against those securities. As we’ve done in the past, we could certainly sell some of those securities if we had further deposit pressure. But at this point, we’re very comfortable with the strategy as it's playing out.

Jared Shaw

Thank you.

Operator

We have no further questions on the phone line, so I’ll hand back for any closing remarks.

Alan Lane

All right. Thank you, Jordan. I just want to thank everybody for joining today. Notwithstanding the challenging environment, we remain very optimistic on the long-term opportunities that the platform provides, the strength of our platform. It's the result of the hard work of our entire team at Silvergate. I want to thank the team. We added another 90-plus customers and we are actively continuing to add customers. Thank you to the Silvergate team. Thank you for all of you who called in and I hope you have a great day.

Operator

This concludes today's call. Thank you for joining. You may now disconnect your lines.

Silvergate Capital Corporation
Tuesday, October 18, 2022 11:00 AM Eastern